EXHIBIT 99.1
RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	April 30,	January 29,
	2011	2011
ASSETS
Cash and equivalents	$57,297	$99,126
Short-term investments	287,947	241,557
Accounts receivable, net	13,003	13,105
Accounts receivable from related parties	32	81
Inventories	334,495	309,013
Prepaid expenses and other current assets	25,974	30,900
Deferred income taxes	51,369	49,354

Total current assets	770,117	743,136

Property and equipment, net	219,058	212,342
Goodwill	25,899	25,899
Long-term investments	54,913	49,987
Other assets	11,464	10,113

Total assets	$1,081,451	$1,041,477

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(in thousands, except share amounts)
(unaudited)

	April 30,	January 29,
	2011	2011
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$141,426	$149,207
Accounts payable to related parties	1,164	1,069
Accrued expenses:
Compensation	10,961	25,162
Taxes	17,109	15,673
Gift cards and merchandise credits	20,766	22,571
Guarantees from discontinued operations	452	452
Other	52,067	49,242
Conversion feature of short-term debt	50,511	6,375
Warrant liability	27,781	20,624
Current maturities of long-term debt	132,758	132,132

Total current liabilities	454,995	422,507

Long-term debt from related party, net of current maturities	11,000
Other non-current liabilities	102,986	104,182
Deferred income taxes	33,886	25,919

Commitments and contingencies

Shareholders’ equity:
Common shares, without par value; 160,000,000 authorized; issued and outstanding, including 7,551 treasury shares, 50,729,066 and 50,282,402, respectively	335,434	330,022
Accumulated deficit	(114,890)	(78,940)
Treasury shares, at cost, 7,551 shares	(59)	(59)
Accumulated other comprehensive loss	(5,842)	(5,842)

Total Retail Ventures’ shareholders’ equity	214,643	245,181
Noncontrolling interests	263,941	243,688

Total shareholders’ equity	478,584	488,869

Total liabilities and shareholders’ equity	$1,081,451	$1,041,477

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	April 30,	May 1,
	2011	2010
Net sales	$503,588	$449,537
Cost of sales (exclusive of depreciation included below in selling, general and administrative expenses)	(266,804)	(241,542)
Selling, general and administrative expenses	(177,253)	(159,575)
Change in fair value of derivative instruments	(54,876)	(31,335)

Operating profit	4,655	17,085
Interest expense	(3,792)	(3,377)
Interest income	647	1,038

Interest expense, net	(3,145)	(2,339)

Income from continuing operations before income taxes	1,510	14,746
Income tax expense	(24,939)	(12,176)

(Loss) income from continuing operations	(23,429)	2,570
Income from discontinued operations, net of tax — Filene’s Basement		2,843

Net (loss) income	(23,429)	5,413
Less: net income attributable to the noncontrolling interests	(14,694)	(11,363)

Net loss attributable to Retail Ventures, Inc.	$(38,123)	$(5,950)

Basic and diluted (loss) earnings per share:
Basic loss per share from continuing operations attributable to Retail Ventures, Inc. common shareholders	$(0.76)	$(0.18)
Diluted loss per share from continuing operations attributable to Retail Ventures, Inc. common shareholders	$(0.76)	$(0.18)
Basic earnings per share from discontinued operations attributable to Retail Ventures, Inc. common shareholders	$0.00	$0.06
Diluted earnings per share from discontinued operations attributable to Retail Ventures, Inc. common shareholders	$0.00	$0.06
Basic loss per share attributable to Retail Ventures, Inc. common shareholders	$(0.76)	$(0.12)
Diluted loss per share attributable to Retail Ventures, Inc. common shareholders	$(0.76)	$(0.12)

Shares used in per share calculations:
Basic	50,345	49,015
Diluted	50,345	49,015

Amounts attributable to Retail Ventures, Inc. common shareholders:
Loss from continuing operations, net of tax	$(38,123)	$(8,793)
Discontinued operations, net of tax		2,843

Net loss	$(38,123)	$(5,950)

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)
(unaudited)

			Retail Ventures, Inc. Shareholders
						Total
				Retained		Accum-
	Number of Shares			Earnings		ulated
		Common		(Accum-		Other	Non-
	Common	Shares in	Common	ulated	Treasury	Comprehen-	controlling
	Shares	Treasury	Shares	Deficit)	Shares	sive Loss	Interests	Total
Balance, January 30, 2010	48,964	8	$313,147	$(100,277)	$(59)	$(6,942)	$197,421	$403,290
Net (loss) income from continuing operations				(8,793)			11,363	2,570
Net income from discontinued operations				2,843				2,843

Total comprehensive income								5,413

Capital transactions of subsidiary				563			836	1,399
Stock based compensation expense, before related tax effects			44					44
Net issuance of restricted shares	70		103					103
Exercise of stock options	5		15					15
Tax expense related to stock option forfeitures			(20)					(20)

Balance, May 1, 2010	49,039	8	$313,289	$(105,664)	$(59)	$(6,942)	$209,620	$410,244

Balance, January 29, 2011	50,282	8	$330,022	$(78,940)	$(59)	$(5,842)	$243,688	$488,869
Net (loss) income from continuing operations				(38,123)			14,694	(23,429)

Total comprehensive loss								(23,429)

Capital transactions of subsidiary				2,173			5,559	7,732
Stock based compensation expense, before related tax effects			127					127
Net settlement of restricted shares	(23)		(345)					(345)
Exercise of stock options	249		1,051					1,051
Exercise of warrants	221		4,579					4,579

Balance, April 30, 2011	50,729	8	$335,434	$(114,890)	$(59)	$(5,842)	$263,941	$478,584

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	April 30,	May 1,
	2011	2010
Cash flows from operating activities:
Net (loss) income	$(23,429)	$5,413
Less: income from discontinued operations, net of tax		(2,843)

(Loss) income before discontinued operations	(23,429)	2,570
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of debt issuance costs and discount on debt	1,318	883
Stock based compensation expense	127	44
Restricted shares net (settlement) and issuance	(345)	103
Capital transactions of subsidiary	2,173	563
Depreciation and amortization	12,593	11,865
Change in fair value of derivative instruments	54,876	31,335
Deferred income taxes and other non current liabilities	4,756	(12,436)
Loss on disposal of long-lived assets	225	40
Other	7,091	697
Change in working capital, assets and liabilities:
Accounts receivable	(2,062)	(501)
Inventories	(25,482)	(24,373)
Prepaid expenses and other assets	5,285	(464)
Accounts payable	(9,212)	9,940
Proceeds from lease incentives	2,213	900
Accrued expenses	(12,830)	(2,793)

Net cash provided by operating activities from continuing operations	17,297	18,373

Cash flows from investing activities:
Cash paid for property and equipment	(16,795)	(7,530)
Purchases of available-for-sale investments	(86,842)	(14,242)
Purchases of held-to-maturity investments	(50,810)	(21,864)
Maturities and sales of available-for-sale investments	39,606	35,412
Maturities and sales of held-to-maturity investments	45,389	3,650
Activity related to equity investment — related party	(95)	199

Net cash used in investing activities from continuing operations	(69,547)	(4,375)
The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(in thousands)
(unaudited)

Cash flows from financing activities:
Loan proceeds from related party	11,000
Debt issuance costs	(2,625)
Proceeds from exercise of warrants	995
Proceeds from exercise of stock options	1,051	15

Net cash provided by financing activities from continuing operations	10,421	15

Cash and equivalents from discontinued operations:
Operating activities		2,912
Investing activities
Financing activities

Total cash and equivalents received from discontinued operations		2,912
Net (decrease) increase in cash and equivalents	$(41,829)	$14,013
Cash and equivalents, beginning of period	99,126	141,773

Cash and equivalents, end of period	$57,297	$158,698
The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

1.	BACKGROUND AND BUSINESS OPERATIONS
Retail Ventures, Inc. (“Retail Ventures” or “RVI”) was an Ohio corporation whose common shares traded on the New York Stock Exchange under the symbol “RVI”. On May 26, 2011, pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), by and among Retail Ventures, DSW Inc. (“DSW”), and DSW MS LLC, a wholly owned subsidiary of DSW (“Merger Sub”), Retail Ventures merged with and into Merger Sub (the “Merger”). See Note 16 for a description of the Merger.
RVI and its wholly owned subsidiaries and majority-owned subsidiary are herein referred to collectively as the “Company”. The Company operated two segments in the United States of America (“United States”) as of April 30, 2011: DSW, a branded footwear and accessories retailer, and Corporate. As of April 30, 2011, there were 318 DSW stores located throughout the United States. DSW also supplies shoes, under supply arrangements, for 352 locations for other retailers in the United States.
DSW. On July 5, 2005, DSW completed an initial public offering (“IPO”) of 16,171,875 Class A Common Shares sold at a price of $19.00 per share and raised net proceeds of $285.8 million, net of the underwriters’ commission and before expenses of approximately $7.8 million. As of April 30, 2011, Retail Ventures owned Class B Common Shares of DSW representing approximately 61.6% of DSW’s outstanding Common Shares and approximately 92.8% of the combined voting power of such shares. RVI accounted for the sale of DSW as a capital transaction. Associated with this transaction, a deferred tax liability of $65.5 million was recorded. DSW was a controlled subsidiary of Retail Ventures and its Class A Common Shares are listed on the NYSE under the ticker symbol “DSW”.
DSW is a leading U.S. branded footwear and accessories retailer operating 318 shoe stores in 39 states and dsw.com as of April 30, 2011. DSW offers a wide assortment of better-branded dress, casual and athletic footwear and accessories for women and men. As of April 30, 2011, DSW, pursuant to supply agreements, operated 261 leased shoe departments for Stein Mart, Inc., 70 for Gordmans, Inc., 20 for Filene’s Basement and one for Frugal Fannie’s Fashion Warehouse. Supply agreements results are included within the DSW segment. During the three months ended April 30, 2011, DSW opened 7 new DSW stores, opened 4 new leased departments and ceased operations in 4 leased departments.
Corporate. The Corporate segment represents the corporate assets, liabilities and expenses not allocated to the DSW segment, debt related expenses and income on investments.
On May 19, 2011, Retail Ventures shareholders and DSW shareholders approved the proposal presented to them at their respective special meetings of shareholders to adopt the Merger Agreement between DSW and Retail Ventures and to approve the merger that closed on May 26, 2011. Pursuant to the terms and conditions of the Agreement and Plan of Merger, Retail Ventures merged with and into Merger Sub, with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of DSW. Upon the closing of the merger, each outstanding Retail Ventures common share was converted into the right to receive 0.435 DSW Class A Common Shares, unless the holder properly and timely elected to receive a like amount of DSW Class B Common Shares in lieu of DSW Class A Common Shares. Retail Ventures common shares, without par value, which traded under the symbol “RVI,” have ceased trading on, and are delisted from, the New York Stock Exchange after May 26, 2011.
The Merger will be accounted for as a reverse merger with Retail Ventures as the accounting acquirer and DSW as the accounting acquiree (which is the surviving entity for legal purposes). As this is a common control transaction under Accounting Standard Codification (“ASC”) 805, Business Combinations, the transaction will be accounted for as an equity transaction in accordance with ASC 810, Consolidation as the acquisition of a noncontrolling interest and will not require purchase accounting. Legally, Retail Ventures merged into a subsidiary of DSW. For financial reporting purposes, the transaction is accounted for as if Retail Ventures acquired the outstanding noncontrolling interests in DSW. Furthermore, because Retail Ventures is treated as the continuing reporting entity for accounting purposes the transaction will be prepared as if Retail Ventures were the legal successor to its reporting obligation as of the date of the transaction. Accordingly, prior period financial information presented in the DSW consolidated financial statements will generally reflect certain historical activity of Retail Ventures.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation — The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2011 (the “2010 Annual Report”).
In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments, consisting of only normal recurring adjustments, which are necessary to present fairly the condensed consolidated financial position, results of operations and cash flows for the periods presented.
Allowance for Doubtful Accounts — The Company monitors its exposure for credit losses and records related allowances for doubtful accounts. Allowances are estimated based upon specific accounts receivable balances, where a risk of default has been identified. As of April 30, 2011 and January 29, 2011, the Company’s allowance for doubtful accounts was $0.8 million and $0.7 million, respectively.
Inventories — Merchandise inventories are stated at net realizable value, determined using the first-in, first-out basis, or market, using the retail inventory method. The retail method is widely used in the retail industry due to its practicality. Under the retail inventory method, the valuation of inventories at cost and the resulting gross profits are calculated by applying a calculated cost to retail ratio to the retail value of inventories. The cost of the inventory reflected on the balance sheet is decreased by charges to cost of sales at the time the retail value of the inventory is lowered through the use of markdowns, which are reductions in prices due to customers’ perception of value. Hence, earnings are negatively impacted as the merchandise is marked down prior to sale. Markdowns establish a new cost basis for inventory. Changes in facts or circumstances do not result in the reversal of previously recorded markdowns or an increase in the newly established cost basis. The markdown reserve requires management to make assumptions regarding customer preferences, fashion trends and consumer demand.
Inherent in the calculation of inventories are certain significant management judgments and estimates, including setting the original merchandise retail value, markdowns, and estimates of losses between physical inventory counts, or shrinkage, which combined with the averaging process within the retail method, can significantly impact the ending inventory valuation at cost and the resulting gross profit. DSW records a reduction to inventories and charge to cost of sales for shrinkage. Shrinkage is calculated as a percentage of sales from the last physical inventory date. Estimates are based on both historical experience as well as recent physical inventory results. Physical inventory counts are taken on an annual basis and have supported the Company’s shrinkage estimates.
Tradenames and Other Intangible Assets, Net — Tradenames and other intangible assets, net, are primarily comprised of values assigned to tradenames and leases. As of both April 30, 2011 and January 29, 2011, the gross balance of tradenames was $13.0 million and the average useful lives of tradenames are 14 years. Accumulated amortization for tradenames was $11.1 million and $10.9 million as of April 30, 2011 and January 29, 2011, respectively. Amortization expense for the three months ended April 30, 2011 was $0.2 million, and $0.7 million will be amortized during the remainder of fiscal 2011. Amortization expense associated with the net carrying amount of intangible assets as of April 30, 2011 is $0.9 million in fiscal 2012, $0.3 million in fiscal 2013 and less than $0.1 million in fiscal 2014 and fiscal 2015.
Customer Loyalty Program — DSW maintains a customer loyalty program for the DSW stores and dsw.com in which program members earn reward certificates that result in discounts on future purchases. Upon reaching the target-earned threshold, the members receive reward certificates for these discounts which expire six months after being issued. The Company accrues the anticipated redemptions of the discount earned at the time of the initial purchase. To estimate these costs, DSW makes assumptions related to redemption rates based on historical experience. The accrued liability included in other accrued expenses as of April 30, 2011 and January 29, 2011 was $12.9 million and $12.4 million, respectively.
Deferred Rent — Many of the Company’s operating leases contain predetermined fixed increases of the minimum rentals during the initial lease terms. For these leases, the Company recognizes the related rental expense on a straight-line basis over the original terms of the lease. The Company records the difference between the amounts charged to expense and the rent paid as deferred rent and begins amortizing such deferred rent upon the delivery of the lease location by the lessor. The deferred rent included in other non-current liabilities was $35.0 million and $34.4 million as of April 30, 2011 and January 29, 2011, respectively.
Construction and Tenant Allowances — DSW receives cash allowances from landlords, which are deferred and amortized on a straight-line basis over the non-cancellable terms of the lease as a reduction of rent expense. Construction and tenant allowances are included in other non-current liabilities and were $59.5 million and $60.4 million as of April 30, 2011 and January 29, 2011, respectively.

Noncontrolling Interests — Noncontrolling interests reflect that portion of income attributable to DSW minority shareholders.
Sales and Revenue Recognition — Revenues from merchandise sales are recognized upon customer receipt of merchandise, are net of returns through period end and sales tax and are not recognized until collectability is reasonably assured. For dsw.com, the Company estimates a time lag for shipments to record revenue when the customer receives the goods and also includes revenue from shipping and handling in net sales while the related costs are included in cost of sales.
Revenue from gift cards is deferred and recognized upon redemption of the gift card. The Company’s policy is to recognize income from breakage of gift cards when the likelihood of redemption of the gift card is remote. The Company recognized $0.2 million as other operating income from gift card breakage during both of the three months ended April 30, 2011 and May 1, 2010.
Cost of Sales — Cost of sales includes the cost of merchandise, markdowns, and inventory shrinkage. Cost of merchandise includes related inbound freight to our distribution centers, duties, commissions and outbound freight from the distribution centers to our stores and outbound freight of e-commerce sales. The classification of these expenses vary across the retail industry, thus our gross margin rates may not be comparable to those of other retailers that include warehousing and outbound distribution and transportation costs in cost of sales.
Selling, General and Administrative Expenses — Selling, general and administrative expenses include, and consist primarily of, store, warehousing, distribution and corporate payrolls and benefit costs, occupancy costs which include retail stores, warehousing and corporate rent costs, facility and leasehold improvement depreciation and utility costs, advertising, repair and maintenance, insurance, equipment depreciation, professional fees and other miscellaneous expenses.
Income Taxes — Income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Sale of Subsidiary Stock — Sales of stock by a subsidiary are accounted for by Retail Ventures as capital transactions.
3.	ADOPTION OF ACCOUNTING STANDARDS
In January 2010, the Financial Accounting Standards Board (“FASB”) issued updates to existing guidance related to fair value measurements. As a result of these updates, entities will be required to provide enhanced disclosures about transfers into and out of level 1 and level 2 classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the level 3 classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements. Except for the detailed level 3 disclosures, the new standard was effective for the Company for the first quarter of fiscal 2010 and the Company adopted the remaining provisions of the standard in the first quarter of fiscal 2011. The adoption did not have a material impact to the Company’s consolidated financial statements.
In May 2011, the FASB issued an update to existing guidance related to fair value measurements on how to measure fair value and what disclosures to provide about fair value measurements. For fair value measurements categorized as level 3, a reporting entity should disclose quantitative information of the unobservable inputs and assumptions, a description of the valuation processes and narrative description of the sensitivity of the fair value to changes in unobservable inputs. This update is effective for interim and annual periods beginning after December 15, 2011. The Company does not expect the adoption of this update to materially affect its financial statements.

4.	DISCONTINUED OPERATIONS
Value City
On January 23, 2008, Retail Ventures disposed of an 81% ownership interest in its Value City operations to VCHI Acquisition Co., a newly formed entity owned by VCDS Acquisition Holdings, LLC, Emerald Capital Management LLC and Crystal Value, LLC. As part of the transaction, Retail Ventures issued warrants to VCHI Acquisition Co. to purchase 150,000 RVI Common Shares, at an exercise price of $10.00 per share, and exercisable within 18 months of January 23, 2008. The warrants expired in June 2009. Retail Ventures received no net cash proceeds from the sale and paid a fee of $0.5 million to the purchaser. Retail Ventures recognized an aggregate after-tax loss related to the Value City disposition of $64.5 million as of April 30, 2011 and there was no income statement impact in the first quarter of fiscal 2011.
Filene’s Basement
On April 21, 2009, Retail Ventures disposed of Filene’s Basement, Inc. and certain related entities to FB II Acquisition Corp., a newly formed entity owned by Buxbaum Holdings, Inc. (“Buxbaum”). RVI did not realize any cash proceeds from this transaction and agreed to pay a fee of $1.3 million to Buxbaum, which has been paid, and reimbursed $0.4 million of Buxbaum’s costs associated with the transaction. RVI also agreed to indemnify Buxbaum, FB II Acquisition Corp. and their owners against certain liabilities. As of April 30, 2011, RVI had recorded a liability of $0.2 million under lease obligations related to leases not assumed by New Filene’s Basement. RVI has recognized an after-tax gain of $85.8 million on the transaction as of April 30, 2011, which is comprised of the following (in thousands):

Total Investment in Filene’s Basement as of April 21, 2009	$90,026
Disposition Costs:
Selling costs to dispose of Filene’s Basement	(5,265)
Outstanding guarantees	(152)
Impairment of fixed assets not sold	(1,666)

Total Disposition Costs	(7,083)

Pre-tax gain on disposition of Filene’s Basement	82,943
Less tax effect	2,859

After tax gain on disposition of Filene’s Basement	$85,802

On May 4, 2009, Filene’s Basement filed for bankruptcy protection. On June 18, 2009, following bankruptcy court approval, SYL LLC, a subsidiary of Syms Corp (“Syms”), purchased certain assets of Filene’s Basement. All references to “liquidating Filene’s Basement” refer to the debtor, formerly known as Filene’s Basement Inc., and its debtor subsidiaries remaining after the asset purchase by a subsidiary of Syms. All references to “New Filene’s Basement” refer to the stores operated by Syms. The Company negotiated with Syms to provide transition services in exchange for payment. As of April 30, 2011, the Company is no longer providing transition services to Syms. On September 25, 2009, RVI and DSW entered into a settlement agreement with liquidating Filene’s Basement and its related debtors and the Official Committee of Unsecured Creditors appointed in the Chapter 11 case for the debtors. On November 3, 2009, the settlement agreement was approved by the Bankruptcy Court for the District of Delaware. As a result of the court’s approval of the settlement agreement, RVI’s claims in respect of $52.6 million in notes receivable from liquidating Filene’s Basement were released; RVI assumed the rights and obligations related to (and agreed to indemnify liquidating Filene’s Basement with regard to certain matters arising out of) the liquidating Filene’s Basement defined benefit pension plan; and liquidating Filene’s Basement and the creditors’ committee agreed to allow certain general unsecured claims for amounts owed to RVI and DSW. The parties also agreed to certain provisions affecting the proper allocation of proceeds paid to RVI or liquidating Filene’s Basement in connection with specified third party litigation and to certain provisions related to the debtors’ recovery from third parties that are the beneficiaries of letters of credit or hold collateral related to workers’ compensation claims. The settlement agreement also provides for certain mutual releases among the debtors, the creditors’ committee, RVI, DSW and other parties. Although the settlement agreement provides that RVI will have certain allowed claims against the debtors, there can be no assurance as to whether RVI will ultimately recover all of the amounts in connection with these claims. A plan of reorganization of the debtors was confirmed by the court on January 26, 2010, and an initial distribution from the debtors’ estates of $7.3 million to RVI and $0.3 million to DSW has been made. However, there can be no assurance as to timing or the amount of any additional distribution in respect of its claims (or whether RVI will recover any of the remainder of the amounts in connection with its claims). In addition, as a result of the releases provided by the settlement agreement, RVI has relinquished the right to pursue additional claims, which may include unknown or unmatured claims, against the debtors.

The following table presents the significant components of Filene’s Basement operating results included in discontinued operations for the three months ended April 30, 2011 and May 1, 2010 (in thousands):

	Three months ended
	April 30,	May 1,
	2011	2010
Gain on sale	$	$2,843

Income from discontinued operations, net of tax — Filene’s Basement	$	$2,843

5.	STOCK BASED COMPENSATION
During the three months ended April 30, 2011 and May 1, 2010, included in income is stock based compensation expense of approximately $2.2 million and $1.5 million, respectively, which includes approximately $1.8 million and $1.4 million, respectively, of expenses recorded by DSW, before accounting for the noncontrolling interests.
Retail Ventures Stock Compensation Plans
Retail Ventures has a 2000 Stock Incentive Plan (“the RVI Plan”) that provides for the issuance of stock options to purchase up to 13,000,000 common shares or the issuance of restricted stock to management, key employees of Retail Ventures and affiliates, consultants (as defined in the RVI Plan), and directors of Retail Ventures. Stock options generally vest 20% per year on a cumulative basis. Stock options granted under the RVI Plan remain exercisable for a period of ten years from the date of grant.
A stock option to purchase 2,500 common shares is automatically granted to each non-employee RVI director on the first NYSE trading day in each calendar quarter. The exercise price for each stock option is the fair market value of the common shares on the date of grant. All stock options become exercisable one year after the grant date and remain exercisable for a period of ten years from the grant date, subject to continuation of the option holders’ service as directors of Retail Ventures.
The following tables summarize the activity of Retail Ventures stock options and stock appreciation rights (“SARs”) for the three months ended April 30, 2011 (in thousands):

	Stock Options	SARs
Outstanding beginning of period	802	147
Granted	13
Exercised	(242)	(77)
Forfeited	(2)

Outstanding end of period	571	70
Exercisable end of period	521	66
Stock Options
Retail Ventures expensed $0.1 million and less than $0.1 million during the three months ended April 30, 2011 and May 1, 2010, respectively, related to stock options.

The following table illustrates the weighted-average assumptions used in the Black-Scholes pricing model for stock options granted during the three months ended April 30, 2011 and May 1, 2010:

	Three months ended
	April 30,	May 1,
	2011	2010
Assumptions:
Risk-free interest rate	2.0%	2.4%
Expected volatility of Retail Ventures common shares	96.7%	87.8%
Expected option term	4.3 years	4.9 years
Expected dividend yield	0.0%	0.0%
The weighted-average grant date fair value of stock options granted during the three months ended April 30, 2011 and May 1, 2010 was $10.40 and $5.88, respectively, per share. As of April 30, 2011, the total compensation cost related to nonvested RVI stock options not yet recognized was approximately $0.2 million with a weighted-average expense recognition period remaining of 0.6 years.
Stock Appreciation Rights
Retail Ventures expensed $0.3 million and less than $0.1 million during the three months ended April 30, 2011 and May 1, 2010, respectively, related to SARs. There were no SARs granted during the three months ended April 30, 2011 or May 1, 2010. As of April 30, 2011, the total compensation cost related to nonvested RVI SARs not yet recognized was less than $0.1 million with a weighted-average expense recognition period remaining of 0.9 years.
Restricted Stock Units
There was no expense related to restricted stock units (“RSUs”) during the three months ended April 30, 2010. Retail Ventures expensed less than $0.1 million during the three months ended May 1, 2010 related to RSUs. There was no payment to settle vested restricted stock units during the three months ended April 30, 2011. Retail Ventures paid $0.1 million to settle the vested restricted stock units during the three months ended May 1, 2010. There were no restricted stock units accrued as of April 30, 2011 or January 29, 2011.
Restricted Shares
Retail Ventures expensed $0.1 million during both the three months ended April 30, 2011 and May 1, 2010 related to restricted shares. Retail Ventures issues restricted common shares to certain key employees pursuant to individual employment agreements and certain other grants from time to time, which are approved by the Board of Directors. The agreements condition the vesting of the shares generally upon continued employment with Retail Ventures with such restrictions generally expiring over three years. The market value of the shares at the date of grant is charged to expense on a straight-line basis over the period that the restrictions lapse. The weighted average exercise price for all restricted shares is zero. As of April 30, 2010, there were no restricted shares outstanding. As of January 29, 2011, there were 70,000 restricted shares outstanding.
DSW Stock Compensation Plan
DSW has a 2005 Equity Incentive Plan (“the DSW Plan”) that provides for the issuance of equity awards to purchase up to 7.6 million common shares. The Plan covers stock options, restricted stock units and director stock units. Eligible recipients include key employees of DSW and affiliates, as well as directors of DSW. Options generally vest 20% per year on a cumulative basis. Options granted under the DSW Plan generally remain exercisable for a period of ten years from the date of grant. Prior to fiscal 2005, DSW did not have a stock option plan or any equity units outstanding.

The following tables summarize the activity of DSW’s stock options and RSUs for the three months ended April 30, 2011 (in thousands):

	Stock Options	RSUs
Outstanding beginning of period	2,657	276
Granted	337	48
Exercised	(282)	(27)
Forfeited	(55)	(6)

Outstanding end of period	2,657	291
Exercisable end of period	1,183
Stock Options
DSW expensed $1.5 million and $1.1 million, respectively, for the three months ended April 30, 2011 and May 1, 2010 related to stock options. The weighted-average grant date fair value of each stock option granted in the three months ended April 30, 2011 and May 1, 2010 was $20.38 and $13.40 per share, respectively. As of April 30, 2011, the total compensation cost related to nonvested DSW stock options not yet recognized was approximately $14.0 million with a weighted-average expense recognition period remaining of 3.8 years.
The following table illustrates the weighted-average assumptions used in the Black-Scholes pricing model for stock options granted during the three months ended April 30, 2011 and May 1, 2010:

	Three months ended
	April 30,	May 1,
	2011	2010
Assumptions:
Risk-free interest rate	2.4%	2.5%
Expected volatility of DSW common shares	55.2%	56.9%
Expected option term	5.9 years	4.9 years
Expected dividend yield	0.0%	0.0%
Restricted Stock Units
DSW expensed $0.3 million for each of the three months ended April 30, 2011 and May 1, 2010 related to restricted stock units. The weighted-average grant date fair value of each restricted stock unit granted in the three months ended April 30, 2011 and May 1, 2010 was $37.58 and $26.56 per share, respectively. As of April 30, 2011, the total compensation cost related to nonvested restricted stock units not yet recognized was approximately $2.7 million with a weighted average expense recognition period remaining of 3.0 years. The weighted average exercise price for all restricted stock units is zero.
Director Stock Units
DSW issues stock units to directors who are not employees of DSW or RVI. During the three months ended April 30, 2011 and May 1, 2010, DSW granted 303 and 486 director stock units, respectively, and expensed less than $0.1 million in each respective three month period for these grants. As of April 30, 2011, 161,570 director stock units have been issued and no director stock units have been settled.
6.	INVESTMENTS
DSW determines the balance sheet classification of its investments at the time of purchase and evaluates the classification at each balance sheet date. If DSW has the intent and ability to hold the investments to maturity, investments are classified as held-to-maturity. Held-to-maturity securities are stated at amortized cost plus accrued interest. Otherwise, investments are classified as available-for-sale. The majority of DSW’s short-term available-for-sale investments generally have renewal dates of every 7 days, but longer stated maturities. Despite the long-term nature of the stated contractual maturities of these short-term investments, DSW has the ability to liquidate these securities shortly after the renewal dates. For short-term held-to-maturity investments, amortized cost approximates fair value. In addition to short-term investments, DSW has invested in certain longer term bonds to receive higher returns. These long-term investments have maturities greater than one year but shorter than two years and are classified as held-to-maturity. As of April 30, 2011, DSW’s long-term held-to-maturity investments have a gross unrealized loss of less than $0.1 million and immaterial gross unrealized gains.

The following table discloses the major categories of DSW’s investments as of the periods presented (in thousands):

	Short-term investments, net		Long-term investments, net
	April 30,	January 29,	April 30,	January 29,
	2011	2011	2011	2011
Available-for-sale:
Bonds	$145,233	$93,996
Commercial paper		4,000

Total available-for-sale investments	145,233	97,996

Held-to-maturity:
Term notes	142,714	143,561
Bonds			$53,866	$49,035
Equity investment — related party			1,047	952

Total investments	$287,947	$241,557	$54,913	$49,987

7.	LONG-TERM OBLIGATIONS AND WARRANT LIABILITIES

Long term obligations consist of the following as of April 30, 2011 and January 29, 2011 (in thousands):

	April 30,	January 29,
	2011	2011
Credit facilities:
Long-term debt from related party, net of current maturities	$11,000
Premium Income Exchangeable Securities (“PIES”)	133,750	$133,750
Discount on PIES	(992)	(1,618)

	143,758	132,132

Less: current maturities	(132,758)	(132,132)

Total long term obligations	$11,000	$

Letters of credit outstanding under DSW revolving credit facility	$11,150	$19,324
Availability under DSW revolving credit facility	$88,850	$80,766
DSW $100 Million Credit Facility

On June 30, 2010, DSW entered into a $100 million secured revolving credit facility (the “DSW Credit Facility”) with a term of four years that will expire on June 30, 2014. Under the DSW Credit Facility, DSW and its subsidiary, DSW Shoe Warehouse, Inc. (“DSWSW”), are co-borrowers, with all other subsidiaries listed as guarantors. The DSW Credit Facility may be increased by up to $75 million upon DSW’s request and approval by increasing lenders and subject to customary conditions. The DSW Credit Facility provides for swing loans of up to $10 million and the issuance of letters of credit up to $50 million. The DSW Credit Facility is secured by a lien on substantially all of DSW’s personal property assets and its subsidiaries with certain exclusions and may be used to provide funds for general corporate purposes, to refinance existing letters of credit outstanding under DSW’s previous credit arrangement, to provide for DSW’s ongoing working capital requirements, and to make permitted acquisitions. Revolving credit loans bear interest under the DSW Credit Facility at DSW’s option under: (A) a base rate option at a rate per annum equal to the highest of (i) the Federal Funds Open Rate (as defined in the DSW Credit Agreement), plus 0.5%, (ii) the Agent’s prime rate, and (iii) the Daily LIBOR Rate (as defined in the DSW Credit Agreement) plus 1.0%, plus in each instance an applicable margin based upon DSW’s revolving credit availability; or (B) a LIBOR option at rates equal to the one, two, three, or six month LIBOR rates, plus an applicable margin based upon DSW’s revolving credit availability. Swing loans bear interest under the base rate option. DSW’s right to obtain advances under the DSW Credit Facility is limited by a borrowing base. In addition, the DSW Credit Facility contains restrictive covenants relating to DSW’s management and the operation of DSW’s business. These covenants, among other things, limit or restrict DSW’s ability to grant liens on its assets, incur additional indebtedness, enter into transactions with affiliates, merge or consolidate with another entity, redeem its stock and limit cash dividends up to the aggregate amount of 50% of the previous year’s net income, not to exceed $50.0 million on an annual basis. Additional covenants limit payments for capital expenditures to $75 million in any fiscal year, and if DSW has direct borrowings greater than $25 million, its credit facility also requires that DSW maintain a fixed charge coverage ratio of not less than 1.1 to 1.0. DSW paid $16.8 million for capital expenditures in the first quarter of fiscal 2011. DSW was not required to calculate a fixed charge coverage ratio in the first quarter of fiscal 2011.

As of April 30, 2011, DSW had no outstanding borrowings, had availability under the DSW Credit Facility of $88.8 million and had outstanding letters of credit of $11.2 million. As of January 29, 2011, DSW had no outstanding borrowings, had availability under the DSW Credit Facility of $80.8 million and had outstanding letters of credit of $19.2 million. DSW is in compliance with the covenants under the DSW Credit Facility.

Net restricted assets as of April 30, 2011 and January 29, 2011 were $263.9 million and $243.5 million, respectively.

Derivative Instruments

In accordance with ASC 815, Derivatives and Hedging, the Company recognizes all derivatives on the balance sheet at fair value. For derivatives that are not designated as hedges under ASC 815, changes in the fair values are recognized in earnings in the period of change. There were no derivatives designated as hedges outstanding as of April 30, 2011 or January 29, 2011. The Company does not hold or issue derivative financial instruments for trading purposes. Retail Ventures estimates the fair values of derivatives based on the Black-Scholes model using current market information and records all derivatives on the balance sheet at fair value.

$143,750,000 Premium Income Exchangeable SecuritiesSM (PIES)

On August 10, 2006, Retail Ventures announced the pricing of its 6.625% Mandatorily Exchangeable Notes due September 15, 2011, or PIES, in the aggregate principal amount of $125,000,000. The closing of the transaction took place on August 16, 2006. On September 15, 2006, Retail Ventures closed on the exercise by the sole underwriter of its entire option to purchase an additional aggregate principal amount of $18,750,000 of PIES. The $143,750,000 PIES bear a coupon at an annual rate of 6.625% of the principal amount, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2006 and ending on September 15, 2011. Except to the extent RVI exercises its cash settlement option, the PIES are mandatorily exchangeable, on the maturity date, into Class A Common Shares of DSW, no par value per share, which are issuable upon exchange of DSW Class B Common Shares, no par value per share, beneficially owned by RVI. On the maturity date, each holder of the PIES will receive a number of DSW Class A Common Shares per $50.00 principal amount of PIES equal to the “exchange ratio” described in the RVI prospectus filed with the SEC on August 11, 2006, or if RVI elects, the cash equivalent thereof or a combination of cash and DSW Class A Common Shares. The exchange ratio is equal to the number of DSW Class A Common Shares determined as follows: (i) if the applicable market value of DSW Class A Common Shares equals or exceeds $34.95, the exchange ratio will be 1.4306 shares; (ii) if the applicable market value of DSW Class A Common Shares is less than $34.95 but greater than $27.41, the exchange ratio will be between 1.4306 and 1.8242 shares; and (iii) if the applicable market value of DSW Class A Common Shares is less than or equal to $27.41, the exchange ratio will be 1.8242 shares, subject to adjustment as provided in the PIES. The maximum aggregate number of DSW Class A Common Shares deliverable upon exchange of the PIES is 5,244,575 DSW Class A Common Shares, subject to adjustment as provided in the PIES.

Merger Sub assumed, as of the effective time of the Merger, by supplemental indenture and supplemental agreement, all of RVI’s obligations with respect to the PIES.

The embedded exchange feature of the PIES is accounted for as a derivative, which is recorded at fair value with changes in fair value in the statement of operations. Accordingly, the accounting for the embedded derivative addresses the variations in the fair value of the obligation to settle the PIES when the market value exceeds or is less than the threshold appreciation price. The fair value of the conversion feature at the date of issuance of $11.7 million was equal to the amount of the discount of the PIES and will be amortized into interest expense over the term of the PIES.

As of April 30, 2011, the discount on the PIES has a remaining amortization period of 0.4 years. The amount of interest expense recognized and the effective interest rate for the PIES were as follows for the three months ended April 30, 2011 and May 1, 2010 (in thousands):

	Three Months Ended
	April 30,	May 1,
	2011	2010
Contractual interest expense	$2,215	$2,407
Amortization of debt discount	626	575

Total interest expense	$2,841	$2,982

Effective interest rate	8.6%	8.6%

During the three months ended April 30, 2011 and May 1, 2010, the Company recorded a non-cash charge of $44.1 million and $23.7 million, respectively, related to the change in the fair value of the conversion feature of the PIES. As of April 30, 2011 and January 29, 2011, the fair value liability recorded for the conversion feature was $50.5 million and $6.4 million, respectively.

The fair value of the conversion feature of the PIES was estimated using the Black-Scholes pricing model with the following assumptions as April 30, 2011 and January 29, 2011:

	April 30, 2011	January 29, 2011
Assumptions:
Risk-free interest rate	0.4%	0.9%
Expected volatility of common shares	44.6%	46.8%
Expected option term	0.4 years	0.6 years
Expected dividend yield	0.0%	0.0%
Warrants

The detached warrants with dual optionality issued in connection with previously paid credit facilities qualified as derivatives under ASC 815, Derivatives and Hedging. The fair values of the warrants have been recorded on the balance sheet within current liabilities. As of April 30, 2011, the Company had 1,731,460 outstanding warrants. As of January 29, 2011, the Company had 1,952,498 outstanding warrants. On June 10, 2009, the 8,333,333 outstanding Conversion Warrants expired and Retail Ventures repaid in full the $250,000 remaining balance along with the related accrued interest on the Senior Non-Convertible Loan, as amended and restated on August 16, 2006, made by Schottenstein Stores Corporation in favor of Value City, which loan was assumed by RVI in connection with the disposition of its 81% ownership interest in the Value City operations on January 23, 2008. All previously outstanding unexercised warrants expired. The warrants outstanding as of April 30, 2011 expire on June 11, 2012.

On November 16, 2010, Retail Ventures issued 1,214,572 of its common shares, without par value, to Cerberus Partners, L.P. (“Cerberus”) in connection with Cerberus’ exercise of its outstanding term warrant that was originally issued by the Company on July 5, 2005. The warrant was exercised on a cashless exercise basis as permitted by the warrant, resulting in the issuance of 1,214,572 of the 1,731,460 shares for which the warrant could have been exercised (at an exercise price of $4.50 per share). In connection with this issuance, no payment was made to the Company, no underwriters were utilized and no commissions were paid.

On April 28, 2011, Retail Ventures, Inc. issued 221,037 of its common shares, without par value, to Millennium Partners, L.P. (“Millennium”) in connection with Millennium’s exercise of its outstanding term warrant that was originally issued by the Company on July 5, 2005. The common shares were issued at an exercise price of $4.50 per share, for an aggregate cash purchase price of $994,666.50. In connection with this exercise, Retail Ventures reclassified $3.6 million from the warrant liability to paid in capital during the first quarter of fiscal 2011. In connection with this issuance, no underwriters were utilized and no commissions were paid.

During the three months ended April 30, 2011, the Company recorded a non-cash charge of $10.7 million related to the change in the fair value of the warrants, all of which was held by related parties. During the three months ended May 1, 2010, the Company recorded a non-cash charge of $7.6 million related to the change in the fair value of the warrants, of which the portion held by related parties was a non-cash charge of $3.6 million. The fair value of the warrants was $27.8 million and $20.6 million at April 30, 2011 and January 29, 2011, respectively. The fair value of the warrants held by related parties at April 30, 2011 and January 29, 2011 was $27.8 million and $18.3 million, respectively.

The fair value of the warrants was estimated using the Black-Scholes pricing model with the following assumptions as of April 30, 2011 and January 29, 2011:

	April 30,	January 29,
	2011	2011
Assumptions:
Risk-free interest rate	0.3%	0.5%
Expected volatility of common shares	46.2%	49.4%
Expected option term	1.1 years	1.4 years
Expected dividend yield	0.0%	0.0%
The fair values and balance sheet locations of the Company’s derivative liabilities are as follows as of April 30, 2011 and January 29, 2011 (in thousands):

		April 30,	January 29,
	Balance Sheet Location	2011	2011
Warrants	Warrant liability	$(27,781)	$(20,624)
Conversion feature of short-term debt	Conversion feature of short-term debt	(50,511)	(6,375)

Total		$(78,292)	$(26,999)

The effect of derivative instruments on the Company’s condensed consolidated statements of operations is as follows for the three months ended April 30, 2011 and May 1, 2010 (in thousands):

	Three months ended
	April 30,	May 1,
	2011	2010
Warrants	$(10,740)	$(7,617)
Conversion feature of short-term debt	(44,136)
Conversion feature of long-term debt		(23,718)

Expense related to the change in fair value of derivative instruments	$(54,876)	$(31,335)

SEI Loan Agreement

On February 8, 2011, RVI and SEI, Inc. (“SEI”) entered into a Loan Agreement (the “Loan Agreement”) pursuant to which SEI made available to RVI a revolving credit facility in the principal amount not to exceed $30,000,000 (the “RVI Credit Facility”). The RVI Credit Facility was subject to the terms and conditions set forth in: (1) the Loan Agreement and (2) a Note, dated February 8, 2011, payable by RVI to the order of SEI in the principal amount of $30,000,000 (the “Note” and, together with the Loan Agreement, the “Loan Documents”). Pursuant to the terms and conditions of the Loan Documents, SEI advanced funds to RVI, and RVI used the funds to provide for its ongoing working capital and general corporate needs. Upon execution of the Loan Agreement, RVI also paid an up-front commitment fee of 8.75% of the maximum loan amount (or $2.625 million) to SEI. SEI is an affiliate of Schottenstein Stores Corporation (“SSC”). Prior to the merger, SSC controlled a majority of the voting power of RVI.

The initial principal amount of the RVI Credit Facility was $30,000,000, and was payable in accordance with the terms of the Loan Documents. Each draw under the Credit Facility was required to be for a minimum amount of $5 million. Interest under the RVI Credit Facility was accrued at LIBOR plus 5.00%, or, upon the occurrence of an Event of Default (as described below), LIBOR plus 7.00%. All outstanding principal and accrued but unpaid interest under the RVI Credit Facility was` due and payable in full two days after the closing of the Merger (the “Revolving Credit Expiration Date”). The RVI Credit Facility contains customary representations, covenants and events of default, and also specifies that an Event of Default includes where the closing per share market price of the common shares owned by RVI in DSW traded on the New York Stock Exchange is less than $20.00 for a period of five (5) or more consecutive business days or for any five (5) business days within any period of ten (10) consecutive business days.

Upon an Event of Default (as that term is defined in the Loan Agreement), the interest rate increases to LIBOR plus 7.00% and SEI could elect to: (1) terminate the RVI Credit Facility; (2) declare immediately due and payable in cash the entire outstanding principal balance, together with all accrued but unpaid interest, and any and all other amounts due and owing; and (3) exercise any and all rights and remedies available to SEI pursuant to the Loan Documents or under applicable law.

Retail Ventures had $11.0 million in outstanding borrowings as of April 30, 2011 and incurred $0.1 million in interest expense during the three months ended April 30, 2011 under the RVI Credit Facility. On May 31, 2011, pursuant to the terms of the Merger Agreement, the outstanding principal and accrued interest of $11.1 million was paid in full to SEI.

8.	FAIR VALUE MEASUREMENTS OF FINANCIAL ASSETS AND LIABILITIES

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Therefore, fair value is a market-based measurement based on assumptions of the market participants. As a basis for these assumptions, the Company classifies its fair value measurements under the following fair value hierarchy:

•
Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that are publicly accessible. Active markets have frequent transactions with enough volume to provide ongoing pricing information.

•
Level 2 inputs are other than level 1 inputs that are directly or indirectly observable. These can include unadjusted quoted prices for similar assets or liabilities in active markets, unadjusted quoted prices for identical assets or liabilities in inactive markets or other observable inputs.

•	Level 3 inputs are unobservable inputs.
Financial assets and liabilities measured at fair value on a recurring basis consisted of the following as of April 30, 2011 and January 29, 2011 (in thousands):

	As of April 30, 2011				As of January 29, 2011
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets:
Cash and equivalents	$57,297	$57,297			$99,126	$99,126
Short-term investments	287,947		$287,947		241,557		$241,557
Long-term investments	54,866		53,819	$1,047	49,867		48,915	$952

	$400,110	$57,297	$341,766	$1,047	$390,550	$99,126	$290,472	$952

Liabilities:
Conversion feature of short-term debt	$50,511		$50,511		$6,375		$6,375
Warrant liability	27,781		27,781		20,624		20,624

	$78,292		$78,292		$26,999		$26,999

Cash and equivalents primarily represent cash deposits and investments in money market funds held with financial institutions, as well as credit card receivables that generally settle within three days. Available-for-sale and held-to maturity investments are valued using a market-based approach using level 2 inputs such as prices of similar assets in active markets. Equity investments are evaluated for other-than-temporary impairment using level 3 inputs such as the financial condition and future prospects of the entity.

See Note 7 for fair value disclosure regarding long-term obligations and warrant liabilities.

The following table presents the activity related to level 3 fair value measurements for investments for the three months ended April 30, 2011 and May 1, 2010 (in thousands):

	Long-term investments
	Three months ended
	April 30, 2011	May 1, 2010
Carrying value at the beginning of the period	$952	$1,151
Activity related to equity investment — related party	95	(199)

Carrying value at the end of the period	$1,047	$952

There were no non-financial assets measured on a nonrecurring basis during the three months ended April 30, 2011 or May 1, 2010.

The Company periodically evaluates the carrying amount of its long-lived assets, primarily property and equipment, and finite life intangible assets when events and circumstances warrant such a review to ascertain if any assets have been impaired. The carrying amount of a long-lived asset or asset group is considered impaired when the carrying value of the asset or asset group exceeds the expected future cash flows from the asset or asset group. The Company reviews are conducted at the lowest identifiable level, which include a store. The impairment loss recognized is the excess of the carrying value of the asset or asset group over its fair value, based on a discounted cash flow analysis using a discount rate determined by management. Should an impairment loss be realized, it will generally be included in selling, general and administrative expense.

9.	PENSION BENEFIT PLAN

The Company was not required to make any contributions during the first quarter of fiscal 2011 to meet minimum funding requirements under the Filene’s Basement defined benefit pension plan (“the Pension Plan”). The following table shows the components of net periodic cost of the Pension Plan (in thousands):

	Three months ended
	April 30, 2011	May 1, 2010
Interest cost	$250	$248
Expected return on plan assets	(236)	(212)
Amortization of transition asset		(9)
Amortization of net loss	74	73

Net periodic cost	$88	$100

10.	(LOSS) EARNINGS PER SHARE

Basic (loss) earnings per share is based on net (loss) income and a simple weighted average of Common Shares outstanding. Diluted (loss) earnings per share reflects the potential dilution of common shares, related to outstanding RVI stock options, SARs and Warrants calculated using the treasury stock method. The following is a reconciliation of the net (loss) income and number of shares used in the calculation of diluted (loss) earnings per share computations for the three months ended April 30, 2011 and May 1, 2010 (in thousands except per share amounts):

	Three months ended
	April 30,	May 1,
	2011	2010
Net loss from continuing operations attributable to Retail Ventures, Inc. common shareholders for basic earnings per share	$(38,123)	$(8,793)
Less gain in fair value of the warrants

Net loss from continuing operations attributable to Retail Ventures, Inc. common shareholders for diluted earnings per share	$(38,123)	$(8,793)

	Three months ended
	April 30,	May 1,
	2011	2010

Net loss attributable to Retail Ventures, Inc. common shareholders for basic earnings per share	$(38,123)	$(5,950)
Less gain in fair value of the warrants

Net loss attributable to Retail Ventures, Inc. common shareholders for diluted earnings per share	$(38,123)	$(5,950)

	Three months ended
	April 30,	May 1,
	2011	2010
Weighted average shares outstanding	50,345	49,015
Assumed exercise of dilutive SARs
Assumed exercise of dilutive stock options
Assumed exercise of dilutive Term Loan Warrants

Number of shares for computation of dilutive earnings per share	50,345	49,015

	Three months ended
	April 30,	May 1,
	2011	2010
Dilutive loss per share from continuing operations attributable to Retail Ventures, Inc. common shareholders	$(0.76)	$(0.18)

Dilutive loss per share attributable to Retail Ventures, Inc. common shareholders	$(0.76)	$(0.12)

The amount of securities outstanding as of April 30, 2011 and May 1, 2010 that were not included in the computation of dilutive (loss) earnings per share because the equity unit’s exercise price was greater than the average market price of the common shares for the period and, therefore, the effect would be anti-dilutive, was as follows (in thousands):

	Three months ended
	April 30, 2011	May 1, 2010
SARs	20	120
Stock options	50	176
Term Loan Warrants

Total of all potentially dilutive instruments	70	296

11.	TOTAL ACCUMULATED OTHER COMPREHENSIVE LOSS

The balance sheet caption “Accumulated Other Comprehensive Loss” was $5.8 million at both April 30, 2011 and January 29, 2011 and related to the Pension Plan. For the three months ended April 30, 2011, comprehensive loss was $23.4 million. For the three months ended May 1, 2010, comprehensive income was $5.4 million.

12.	INCOME TAXES

Effective February 4, 2007, in accordance with ASC 740 Income Taxes, the Company establishes valuation allowances for deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. The Company has determined that there is a probability that future taxable income may not be sufficient to fully utilize deferred tax assets. The valuation allowance as of April 30, 2011 and January 29, 2011 was $107.1 million and $89.4 million, respectively. Based on available data, the Company believes it is more likely than not that the remaining deferred tax assets will be realized.

The tax rate of 1,651.7% for the three month period ended April 30, 2011 reflects the impact of the change in fair value of warrants included in book income but not tax income and an increase in valuation allowance of $17.7 million on federal and state deferred tax assets.

The Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the fiscal years prior to 2007. The Company is currently under audit by the IRS for fiscal 2009. There are also several state audits and appeals ongoing for fiscal years from 2007 through 2009.

Consistent with its historical financial reporting, the Company has elected to classify interest expense related to income tax liabilities, when applicable, as part of the interest expense in its condensed consolidated statement of income rather than income tax expense. The Company will continue to classify income tax penalties as part of operating expenses in its condensed consolidated statements of income. As of April 30, 2011 and January 29, 2011, $0.4 million and $0.3 million, respectively, was accrued for the payment of interest and penalties.

13.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
A supplemental schedule of cash flow information is presented below for the three months ended April 30, 2011 and May 1, 2010 (in thousands):

	Three months ended
	April 30, 2011	May 1, 2010
Cash paid during the period for:
Interest	$2,381	$2,381
Income taxes	$1,623	$26,112
Noncash activities:
Balance of accounts payable and accrued expenses due to property and equipment purchases	$10,132	$3,628
Amortization of investment discounts and premiums	$1,436	$408
Additional paid in capital transferred from warrant liability for warrant exercises	$3,584
14.	SEGMENT REPORTING

The Company is operated in two segments: DSW and Corporate. All of the operations are located in the United States. As a result of RVI’s disposition of Filene’s Basement during fiscal 2009, the results of Filene’s Basement operations are included in discontinued operations and Filene’s Basement is therefore no longer included as a reportable segment of the Company. As a result of RVI’s disposition of an 81% ownership interest in its Value City business during fiscal 2007, the results of the Value City operations are also included in discontinued operations and Value City is therefore no longer included as a reportable segment of the Company.

The Company has identified its segments based on chief operating decision maker responsibilities and measures segment profit (loss) as operating profit (loss), which is defined as profit (loss) before interest expense, income taxes and noncontrolling interest. The goodwill balance of $25.9 million outstanding at May 1, 2010 and January 30, 2010, is recorded in the DSW segment. The Corporate segment includes activities that are not allocated to the DSW segment.

The tables below present segment information for the three months ended April 30, 2011 and May 1, 2010 and as of April 30, 2011 and January 29, 2011 (in thousands):

	DSW	Corporate	Total
Three months ended April 30, 2011
Net Sales	$503,588		$503,588
Operating profit (loss)	63,330	$(58,675)	4,655
Depreciation and amortization	12,484	109	12,593
Interest expense	209	3,583	3,792
Interest income	641	6	647
(Expense) benefit for income taxes	(25,360)	421	(24,939)

Capital expenditures	19,416		19,416

Three months ended May 1, 2010
Net Sales	$449,537		$449,537
Operating profit (loss)	49,145	$(32,060)	17,085
Depreciation and amortization	11,756	109	11,865
Interest expense	252	3,125	3,377
Interest income	1,037	1	1,038
(Expense) benefit for income taxes	(19,746)	7,570	(12,176)
Capital expenditures	9,189		9,189

As of April 30, 2011
Total assets	$1,044,342	$37,109	$1,081,451

As of January 29, 2011
Total assets	$1,008,897	$32,580	$1,041,477
15.	COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal proceedings that are incidental to the conduct of its business. The Company estimates the range of liability related to pending litigation where the amount of the range of loss can be estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss, the Company records the most likely estimated liability related to the claim. In the opinion of management, the amount of any potential liability with respect to these proceedings will not be material to the Company’s results of operations or financial condition. As additional information becomes available, the Company will assess the potential liability related to its pending litigation and revise the estimates as needed. Revisions in its estimates and potential liability could materially impact the Company’s results of operations and financial condition.

In the first quarter of fiscal 2011, purported shareholders of Retail Ventures have filed two putative shareholder class action lawsuits in an Ohio state court captioned as follows: Steamfitters local #449 Retirement Security Fund v. Schottenstein, et. al (“Steamfitters”), and Farkas v. Retail Ventures, Inc. (“Farkas”). The Steamfitters action is brought against Retail Ventures and its directors and chief executive officer and DSW. The Farkas action is brought against Retail Ventures and its directors, and DSW and Merger Sub. The Steamfitters action alleges, among other things, that Retail Ventures and its directors breached their fiduciary duties by approving the Merger Agreement, and that Retail Ventures’ chief executive officer and DSW aided and abetted in these alleged breaches of fiduciary duty. The Farkas action alleges, among other things, that the Retail Ventures’ board of directors breached its fiduciary duties by approving the Merger Agreement and failing to disclose certain alleged material information, and that Retail Ventures and DSW aided and abetted these alleged breaches of fiduciary duty. Both complaints seek, among other things, to enjoin the shareholder vote on the merger, as well as money damages. In order to avoid the costs associated with the litigation, the parties have agreed to the terms of a disclosure-based settlement of the lawsuits set forth in an executed memorandum of understanding that has been filed with the court. The memorandum of understanding provides for, among other things, additional public disclosure with respect to the merger. Based upon the memorandum of understanding, the proposed disclosure was included in the joint proxy statement/prospectus sent to the shareholders of RVI and DSW. The memorandum of understanding is subject to definitive settlement documents and final court approval. If the parties are unable to obtain final court approval of the settlement, then the litigation may proceed, and the outcome of any such litigation is inherently uncertain.

The Company is exposed to a number of asserted and unasserted claims encountered in the course of its business. The Company believes adequate provision has been made for all such asserted and unasserted claims in accordance with accounting principles generally accepted in the United States. Such matters are subject to many uncertainties and outcomes that are not predictable with assurance.

Guarantees and Liabilities related to Discontinued Operations

RVI may become subject to various risks related to guarantees and in certain circumstances may be responsible for certain other liabilities related to discontinued operations. Changes in the amount of guarantees and liabilities related to discontinued operations are included in the loss from discontinued operations on the statements of operations. The reduction in the liability through April 30, 2011 is due to payments by the primary obligor to the guaranteed party or information available indicating that it was no longer probable that the guaranteed liability or other liability would be incurred. Additionally, if the underlying obligations are paid down or otherwise liquidated by the primary obligor, subject to certain statutory requirements, RVI will recognize a reduction of the associated liability. In certain instances, RVI or Retail Ventures Services, Inc. (“RVS”) may have the ability to reduce the estimated potential liability of $0.6 million. The amount of any reduction is not reasonably estimable.

Value City

As discussed above, RVI completed the disposition of an 81% ownership interest in its Value City business segment on January 23, 2008. Retail Ventures or its wholly owned subsidiary, RVS, has guaranteed and in certain circumstances may be responsible for certain liabilities of Value City. If Value City does not pay creditors whose obligations RVI and RVS had guaranteed, RVI may become subject to various risks associated with such refusal to pay creditors or any insolvency or bankruptcy proceedings.

As of April 30, 2011 and January 29, 2011, RVI had recorded an estimated potential liability of $0.4 million, of which $0.3 million is classified as short-term, for the guarantees of Value City commitments including, but not limited to: amounts of approximately $0.1 million for the guarantee of certain workers compensation claims for events prior to the disposition date and other amounts totaling $0.3 million.

On October 25, 2010, Value City Holdings, Inc., Value City Department Stores LLC, Value City Department Stores Services, Inc., Value City of Michigan, Inc., Gramex Retail Stores, Inc., GB Retailers, Inc., J.S. Overland Delivery, Inc., Retail Ventures Jewelry, Inc., and VCHI Acquisition Co. (collectively, “Debtors”) filed a complaint against RVI, Retail Ventures Services, Inc., and DSW (the “Defendants”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The complaint relates to Debtors’ pending voluntary cases under Chapter 11 of the Bankruptcy Code.

In the complaint, Debtors have alleged claims for avoidable preferences, fraudulent transfer, receipt of illegal dividends, recovery of assets, unjust enrichment and breach of contract. The claims are related to transfers made by Debtors to the Defendants during the one year period preceding Debtors’ filing of voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code on October 26, 2008. Debtors have sought damages that total approximately $373.4 million.

On January 20, 2011, the Bankruptcy Court approved a settlement between the Debtors and the Defendants, which became final and non-appealable as of February 4, 2011. The Defendants have paid to Value City the settlement payment of $3.6 million and Value City has filed a dismissal of the complaint.

Filene’s Basement

On April 21, 2009, RVI disposed of its Filene’s Basement operations. RVI agreed to indemnify Buxbaum, FB II Acquisition Corp. and their owners against certain liabilities. As of April 30, 2011, RVI had recorded a liability of $0.2 million for the guarantees of Filene’s Basement commitments related to leases not assumed by New Filene’s Basement.

Contractual Obligations

As of April 30, 2011, DSW has entered into various construction commitments, including capital items to be purchased for projects that were under construction, or for which a lease has been signed. DSW’s obligations under these commitments aggregated to approximately $1.7 million as of April 30, 2011. In addition, DSW has signed lease agreements for five new store locations expected to be opened over the next 18 months, with total annual rent of approximately $1.5 million. In connection with the new lease agreements, DSW will receive a total of $2.7 million of construction and tenant allowance reimbursements for expenditures at these locations.

16.	SUBSEQUENT EVENTS
Merger Agreement

On May 19, 2011, DSW shareholders and Retail Ventures’ shareholders approved the proposal presented to them at their respective special meetings to adopt the merger agreement regarding its previously announced merger between DSW and Retail Ventures and to approve the merger. The merger closed on May 26, 2011. Pursuant to the terms and conditions of the Merger Agreement, by and among Retail Ventures, DSW, and Merger Sub, dated February 8, 2011, Retail Ventures merged with and into Merger Sub, with Merger Sub surviving the Merger and continuing as a wholly-owned subsidiary of DSW. Upon the closing of the merger, each outstanding Retail Ventures common share was converted into the right to receive 0.435 DSW Class A Common Shares, unless the holder properly and timely elected to receive a like amount of DSW Class B Common Shares in lieu of DSW Class A Common Shares. Retail Ventures common shares, without par value, which traded under the symbol “RVI,” became delisted from, the New York Stock Exchange after the effective date of the merger.

The Merger will be accounted for as a reverse merger with Retail Ventures as the accounting acquirer and DSW as the accounting acquiree (which is the surviving entity for legal purposes). As this is a common control transaction under ASC 805, Business Combinations, the transaction will be accounted for as an equity transaction in accordance with ASC 810, Consolidation as the acquisition of a noncontrolling interest and does not require purchase accounting. Legally, Retail Ventures merged into a subsidiary of DSW. For financial reporting purposes, the transaction will be accounted for as if Retail Ventures acquired the outstanding noncontrolling interests in DSW. Furthermore, because Retail Ventures is treated as the continuing reporting entity for accounting purposes, the reports filed by DSW, as the surviving corporation in the transaction, after the date of the transaction will be prepared as if Retail Ventures were the legal successor to its reporting obligation as of the date of the transaction. Accordingly, prior period financial information presented in the DSW consolidated financial statements will reflect certain historical activity of Retail Ventures.

Litigation Relating to the Merger

In the first quarter of fiscal 2011, purported shareholders of Retail Ventures have filed two putative shareholder class action lawsuits in an Ohio state court captioned as follows: Steamfitters and Farkas. The Steamfitters action is brought against Retail Ventures and its directors and chief executive officer and DSW. The Farkas action is brought against Retail Ventures and its directors, and DSW and Merger Sub. The Steamfitters action alleges, among other things, that Retail Ventures and its directors breached their fiduciary duties by approving the Merger Agreement, and that Retail Ventures’ chief executive officer and DSW aided and abetted in these alleged breaches of fiduciary duty. The Farkas action alleges, among other things, that the Retail Ventures’ board of directors breached its fiduciary duties by approving the Merger Agreement and failing to disclose certain alleged material information, and that Retail Ventures and DSW aided and abetted these alleged breaches of fiduciary duty. Both complaints seek, among other things, to enjoin the shareholder vote on the merger, as well as money damages. In order to avoid the costs associated with the litigation, the parties have agreed to the terms of a disclosure-based settlement of the lawsuits set forth in an executed memorandum of understanding that has been filed with the court. The memorandum of understanding provides for, among other things, additional public disclosure with respect to the merger. Based upon the memorandum of understanding, the proposed disclosure was included in the joint proxy statement/prospectus sent to the shareholders of RVI and DSW. The memorandum of understanding is subject to definitive settlement documents and final court approval. If the parties are unable to obtain final court approval of the settlement, then the litigation may proceed, and the outcome of any such litigation is inherently uncertain.

Rights Agreement

On February 7, 2011, the board of directors of RVI authorized and declared a dividend distribution of one Right for each outstanding RVI common share to stockholders of record at the close of business on February 24, 2011 (the “Record Date”). Each Right entitles the registered holder to purchase from RVI a unit (a “Unit”) consisting of a number of RVI Common Shares at a Purchase Price of $80.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between RVI and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent.

The Rights Agreement is intended to help protect RVI’s tax net operating losses and certain other tax assets (“Tax Benefits”) by deterring any person (other than RVI, any subsidiary of RVI or any employee benefit plan of RVI) from becoming a 5% Shareholder (as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”)) without the approval of the board of directors (any such person who becomes a 5% Shareholder, other than as described below, an “Acquiring Person”). Notwithstanding the foregoing, shareholders who own 5% or more (by value) of outstanding (i) common shares of RVI, (ii) preferred shares (other than preferred shares described in Section 1504(a)(4) of the Code) of RVI, (iii) warrants, rights, or options (including options within the meaning of Section 1.382-4(d)(9) of the Treasury Regulations) to purchase common shares (other than preferred shares described in Section 1504(a)(4) of the Code) of RVI, and (iv) any other interest that would be treated as “stock” of RVI pursuant to Section 1.382-2T(f)(18) of the Treasury Regulations, “Company Securities”) as of the close of business on February 8, 2011, and shareholders who acquire such an interest solely as a result of (A) a transaction in which such shareholder received the approval of the Board of Directors or (B) an issuance by RVI that was approved by the Board of Directors will not be an Acquiring Person and therefore will not trigger the Rights Plan, so long as they do not acquire any additional Company Securities, or decrease their percentage ownership of Company Securities below 5% and subsequently become a 5% Shareholder.

Initially, the Rights will be attached to all common share certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the common shares and a Distribution Date will occur upon the earlier of (i) the close of business on the tenth business day following the date of public announcement that a person has become an Acquiring Person other than by reason of a transaction approved by the Board of Directors or (ii) the close of business on the tenth business day (or such later date as the Board of Directors shall determine prior to the time a person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person (the earlier of the dates in clause (i) or (ii) above being called the “Distribution Date”), provided, however, the Distribution Date shall not occur if the Board of Directors shall have affirmatively determined that, in light of the intent and purposes of this Rights Agreement or other circumstances facing RVI, a Distribution Date shall not be deemed to have occurred.

The definition of Acquiring Person contained in the Rights Agreement contains several exemptions, including for (i) RVI or any of its subsidiaries; (ii) any employee benefit plan of RVI, or of any subsidiary of RVI, or any person or entity organized, appointed or established by RVI for or pursuant to the terms of any such plan; and (iii) the U.S. Government.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on September 15, 2011 unless such date is advanced or extended or the Rights are earlier redeemed or exchanged by RVI as described below.

In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, common shares (or, in certain circumstances, cash, property or other securities of RVI) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by RVI as set forth below.

In the event that, at any time after a person becomes an Acquiring Person, (i) RVI engages in a merger or other business combination transaction (other than a merger or other business combination transaction with a subsidiary of RVI) in which RVI is not the surviving corporation, (ii) RVI engages in a merger or other business combination transaction in which RVI is the surviving corporation and the Common Stock of RVI is changed or exchanged, or (iii) 50% or more of RVI’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “Triggering Events.”

At any time after a person becomes an Acquiring Person and prior to the acquisition by an Acquiring Person of 50% or more of the then outstanding shares of Common Stock, the board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share per Right (subject to adjustment).

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of RVI, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to RVI, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common shares (or other consideration) of RVI or for common shares of the acquiring company or in the event of the redemption of the Rights as set forth above.